Exhibit 99.1

A.D.A.M. Reports Fourth Quarter and Year End 2003 Results

    ATLANTA--(BUSINESS WIRE)--Feb. 17, 2004--A.D.A.M., Inc. (Nasdaq:
ADAM), a leading developer of interactive health information and technology, today announced its financial results for the fourth quarter and year ended December 31, 2003.

    Highlights for the fourth quarter and the year include:

    -- Net income for the fourth quarter ended December 31, 2003 was $97,000, or $0.01 per share on a fully diluted basis, compared to a loss of ($316,000), or ($0.05) per share on a fully diluted basis, in the year ago period.

    -- Net income for the year ended December 31, 2003 was $608,000, or $0.07 per share on a fully diluted basis, compared to a loss of ($1,530,000), or ($0.22) per share on a fully diluted basis, for the year ended December 31, 2002.

    -- Healthcare licensing revenues increased approximately 45% during 2003 compared to 2002.

    -- The Company reported a cash balance of $4,554,000 at December 31, 2003 compared to $2,220,000 at December 31, 2002, an increase of $2,334,000.

    -- The Company reported a 90% renewal rate on license contracts during 2003.

    Revenues for the fourth quarter of 2003 were $1,738,000 as compared to revenues of $2,381,000 in the year-ago quarter. The decrease in revenues is primarily attributable to the expiration of a license agreement that the Company had with WebMD Corp. and lower educational sales for the Company's CD-ROM products.
    Revenues for 2003 were $7,889,000 compared to revenues of $8,924,000 for 2002. The decrease in revenue is primarily attributable to the expiration of a license agreement that the Company had with WebMD Corp. That agreement, which expired March 31, 2003, contributed approximately $600,000 of revenue in 2003 as compared to approximately $2,400,000 in 2002.
    Excluding the WebMD revenues from both 2002 and 2003, A.D.A.M.'s annual revenues grew approximately 11%.
    "By all accounts, 2003 was a solid year for A.D.A.M." said Robert
S. Cramer, Jr., A.D.A.M.'s Chairman and CEO. "We are extremely pleased with our ability to generate new business in healthcare while strengthening our cash flow and balance sheet performance. We are also pleased that our operating expenses have stabilized and that they are not expected to increase significantly in 2004.
    "Going forward, we are focused on growing our top-line revenues and increasing our profitability. We want to capitalize on the strong and growing position we have in the health information market, and re-energize our education business which should be greatly helped by a major product launch this summer," Cramer said.
    The Company will be hosting a conference call to further discuss its results this morning, February 17, 2004 at 10:00 a.m. Eastern Time. To participate, please dial (877) 829-1372.

    About A.D.A.M., Inc.

    A.D.A.M., Inc. (Nasdaq: ADAM) is a leading developer of interactive healthcare information and technology for use by healthcare organizations on the Web, in print or on CD ROM. A.D.A.M. products contain physician-reviewed text, dynamic health visuals, and interactive multimedia that consumers and patients can use in the management and understanding of their personal health. A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for the quality of consumer health information. For more information, visit www.adam.com.

    Forward-Looking Statements

    Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, and regulatory changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.


                            A.D.A.M., Inc.

           Condensed Consolidated Statements of Operations
                    and Summary Balance Sheet Data
                (In thousands, except per share data)
                             (unaudited)



                           Three Months  Three Months   Year    Year
                              Ended        Ended      Ended    Ended
                              Dec. 31,    Dec. 31,   Dec. 31, Dec. 31,
                                2003        2002      2003     2002


Total Revenues                 1,738       2,381      7,889    8,924
                               ------      ------     ------   ------

Operating expenses:
Cost of revenues                 373         457      1,668    1,478
General and administrative       461         723      1,774    2,451
Product and content
 development                     250         570      1,375    2,476
Sales and marketing              390         520      1,743    2,782
Depreciation and amortization    179         196        767      909
                               ------      ------     ------   ------

Total operating expenses       1,653       2,466      7,327   10,096
                               ------      ------     ------   ------

Operating income (loss)           85         (85)       562   (1,172)

Interest income (expense), net    12          13         46       66
Realized loss and impairment
 of investment securities          -        (176)         -     (176)
                               ------      ------     ------   ------


Income (loss) before losses
 from affiliate                   97        (248)       608   (1,282)

                                                          -
Losses from affiliate              -         (68)         -     (248)
                               ------      ------     ------   ------

Net income (loss)                 97        (316)      $608   (1,530)
                               ======      ======     ======   ======

Basic net income (loss) per
 common share                  $0.01       $(.05)     $0.08    $(.22)
                               ======      ======     ======   ======

Basic weighted average number of common
shares outstanding             7,658       6,848      7,306    7,107
                               ======      ======     ======   ======

Diluted net income (loss) per
 common share                  $0.01       $(.05)     $0.07    $(.22)
                               ======      ======     ======   ======

Diluted weighted average number of
 common
shares outstanding             8,619       6,848      8,169    7,107
                               ======      ======     ======   ======



                                     Summary Balance Sheet
                                             Data
                                     ----------------------

                                     12/31/2003  12/31/2002
                                     ----------  ----------
Cash and cash equivalents              $4,554      $2,220
Accounts receivable-net                 1,407       1,288
Total current assets                    6,355       3,838
Goodwill                                2,043       2,043
Total assets                           10,496       8,691
Deferred revenue                        2,295       1,916
Short term debt                            11          19
Total current liabilities               2,940       2,632
Total liabilities                       2,976       2,679
Shareholders' equity                    7,520       6,012
Working capital                         3,415       1,206


    CONTACT: A.D.A.M., Inc., Atlanta
             Kevin Noland, 770-980-0888
             ksnoland@adamcorp.com